Valassis Announces Financial Results for the Quarter Ended March 31, 2007

      LIVONIA, Mich., May 3 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2007. The company reported quarterly revenues of $361.3 million, up 45.9% from the first quarter of 2006, primarily due to the acquisition of ADVO, Inc. that occurred on March 2, 2007. First-quarter net earnings were $11.2 million, or $0.23 in earnings per share (EPS). Earnings, prior to charges of $3.0 million ($1.9 million, net of tax) related to the acquisition of ADVO, were $13.1 million. For the quarter, operating income was $26.9 million and adjusted EBITDA* was $39.6 million. Adjusted free cash flow* was $18.4 million for the quarter.

      "Our emphasis is on improving profitability and free cash flow, with the goal of reducing our net debt to EBITDA ratio to 3:1," said Alan F. Schultz, Valassis Chairman, President and CEO. "We are pleased with the progress made to deliver the $18 million in cost synergies previously identified for 2007, and are confident in our ability to exceed that goal. The collaboration and tireless effort from all associates have been exemplary and are key to achieving our near- and long-term integration objectives.

      "We have developed a comprehensive plan for integrating the two companies and maximizing profitability. Key components of this integration plan are as follows:

      --    Drive ADVO package and profit optimization by minimizing unused postage and eliminating unprofitable ADVO distribution;
      --    Execute a ShopWise wrap sales improvement plan;
      --    Eliminate the detached address label by printing the address directly on the reformatted wrap;
      --    Pass along related postal rate case cost increases to clients;
      --    Exceed planned cost synergies;
      --    Implement Valassis' strategic sourcing, capital expenditure and
            Information Technology (IT) project policies and approval processes throughout the combined company;
      --    Print the ShopWise wrap in-house at our three manufacturing facilities;
      --    Develop a proactive, comprehensive newspaper alliance strategy;
      --    Rebuild ADVO's internal graphic print capability;
      --    Integrate marketing for the combined company and create a
            company-wide targeting system;
      --    Stabilize and optimize business processes and enterprise systems;
            and -- Align our associates' 'Total Rewards Program' to our goal of maximizing free cash flow."

      Outlook
      On Feb. 7, 2007, Valassis provided its outlook for 2007 for the combined company on a pro forma basis, assuming the closing of the ADVO acquisition occurred on Jan. 1, 2007. Based on the actual March 2, 2007 closing date of the transaction, the following updated outlook is being provided to reflect the partial year impact of the acquisition:

      --    Revenue of $2.25 billion to $2.35 billion;
      --    Adjusted EBITDA* of $255.0 to $265.0 million (includes cost synergies, but does not include one-time expenses associated with cost-to-achieve synergies). Expected one-time cost-to-achieve synergies of $25.0 million to be incurred in 2007, which includes
            $10.5 million of capital expenditures;
      --    Expected cost synergies of $20.0 million for 2007 (increased from the previous forecast of $18.0 million); cost synergies expected to increase to $32.0 million for 2008 and $40.0 million for 2009;
      --    Expected capital expenditures of $53.6 million for 2007; 2008 and
            2009 are expected to be approximately $35.0 million each year.
            Capital expenditures for the first quarter of 2007 were $5.6 million;

      --    Expected depreciation and amortization for 2007 of $63.7 million, including $8.3 million of amortization of intangible assets related to the purchase of ADVO. Depreciation and amortization for the first quarter was $7.4 million; and
      --    Expected tax rate for 2007 is 37.2%.

      *Further important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the "Reconciliation of Non-GAAP Measures" schedule following the financial statements, which should be thoroughly reviewed.

      Business Segment Discussion
      -- Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the first quarter were $109.6 million, down 4.9% from the first quarter of 2006, due to a reduction in FSI pricing. Management noted that Valassis pages produced were up by a percentage in the mid-single digits year over year, due to unit growth in the co-op FSI industry of approximately 2.0% and a modest improvement in market share. FSI cost of goods sold was down for the quarter on a cost per thousand (CPM) basis, due to reductions in media costs.
      -- Neighborhood Targeted Products: The Neighborhood Targeted segment now includes the Run of Press (ROP) business, previously reported as a separate business segment. Revenues for the first quarter were $100.5 million, up 15.3% from the prior year quarter, due to increases in ROP and preprints primarily in the telecommunications, financial services and franchise food customer verticals. As a result, segment profits were up 48.6% to $11.0 million for the quarter.
      -- Household Targeted Products: Household Targeted product revenues for the first quarter were $11.2 million, down 38.5% from the first quarter of 2006, due to the continued phasing-out of the loyalty marketing agency business and softness in solo direct mail sampling programs. This segment experienced a $1.0 million loss for the quarter, due to revenue declines and increased SG&A in the segment associated with the company's investment in its online media planning and placement and the company's new interactive initiative.
      -- International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada, Promotion Watch and in-store. International & Services reported revenues of $27.9 million for the first quarter, up 3.7%. Segment profits were up 28.6% to $2.7 million, driven by higher coupon clearing volumes in the United States and the United Kingdom.
     --    ADVO: ADVO revenues from March 2, 2007, the date of the closing of the ADVO acquisition, through March 31, 2007 were $112.1 million and operating income was $5.3 million. However, these operating results are not indicative of ADVO's financial performance for the full three-month period ended March 31, 2007. For the full quarter ended March 31, 2007, ADVO revenues were $355 million, down 4.8% versus the same quarter a year ago, due to a significant reduction in spending by two specific customers and a 3.1% reduction in shared mail packages. Pieces per package were up 3% for the quarter, with a slight decline in total shared advertising pieces and revenue per thousand pieces. ADVO's operating income, excluding acquisition-related costs and prior billing and collection adjustments, for the time period in 2007 prior to the close of the transaction was approximately $1.0 million. Valassis will provide pro forma first quarter 2007 financial information in its Securities Exchange Commission (SEC) Form 10-Q for the first quarter.

Segment Results Summary

                                           Quarter Ended
                                              March 31,
Revenue by Segment (in millions)          2007         2006        % Change
   Free-standing Insert                  $109.6       $115.3         -4.9%
   Neighborhood Targeted(1)              $100.5        $87.2         15.3%
   Household Targeted                     $11.2        $18.2        -38.5%
   International & Services               $27.9        $26.9          3.7%
   ADVO(2)                               $112.1          n/a          n/a
Total Revenue                            $361.3       $247.6         45.9%

                                           Quarter Ended
                                              March 31,
Segment Profit/Loss (in millions)         2007         2006        % Change
   Free-standing Insert                    $9.8        $17.6        -44.3%
   Neighborhood Targeted(1)               $11.0         $7.4         48.6%
   Household Targeted                     -$1.0         $2.4       -141.7%
   International & Services                $2.7         $2.1         28.6%
   ADVO(2)                                 $5.3          n/a          n/a
Total Segment Profit                      $27.8        $29.5         -5.8%

      1 Neighborhood Targeted now includes the Run of Press business. The combination of these segments was driven by the similarity in their sales and operational processes and the fact they now have a common sales and general management team.
      2 Valassis acquired ADVO on March 2, 2007.

      Conference Call Information
      Valassis will hold an investor call today to discuss its first-quarter results at 11 a.m. (EDT). The call-in number is (800) 218-0530. The call will simulcast on Valassis' Web site, at http://www.valassis.com, and replay through May 17, 2007 at (800) 405-2236, pass code 11072110. This earnings release and the webcast will be archived on Valassis' Web site under "Investor."

      About Valassis
      Valassis is the nation's leading marketing services company, offering unique and diverse media plans with the most comprehensive product and customer portfolio in the industry. The company offers products and services including newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; shared mail; direct mail; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. We reach over 60 million households through weekly newspaper distribution and 90% of U.S. homes though shared mail distribution. The company has relationships with more than 15,000 advertisers worldwide in various industries, representing 96 of the top 100 U.S. advertisers. With global headquarters in Livonia, Michigan, the company employs approximately 7,500 associates in 22 states and nine countries and is widely recognized for its associate and corporate citizenship programs. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

      Safe Harbor and Forward-Looking Statements
      Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper or postal costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of the Company's customers and lead to reduced sales promotion spending; challenges and costs of achieving synergies in connection with the ADVO acquisition and integrating ADVO's operations; or the ability of the Company to generate a sufficient amount of cash flow to meet its debt obligations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          VALASSIS COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

    Assets                                   March 31,                Dec. 31,
                                               2007                    2006
    Current assets:

      Cash and cash equivalents              $139,679                $ 52,619
      Auction-rate securities                       -                 102,533
      Accounts receivable                     470,116                 339,079
      Inventories                              30,043                  25,834
      Refundable income taxes                   7,397                   3,957
      Deferred income taxes                    19,873                   1,789
      Other                                    26,809                  16,681

          Total current assets                693,917                 542,492

    Property, plant and equipment,
     at cost                                  499,322                 262,876

      Less accumulated depreciation          (158,849)               (153,490)

      Net property, plant and
       equipment                              340,473                 109,386

    Intangible assets                       1,220,246                 208,689

      Less accumulated amortization           (76,188)                (75,280)

      Net intangible assets                 1,144,058                 133,409

    Investments and advances to investees       5,894                   4,899

    Other assets                               29,208                  11,240

          Total assets                     $2,213,550                $801,426

                          VALASSIS COMMUNICATIONS, INC.
                     Consolidated Balance Sheets, Continued
                                 (in thousands)

    Liabilities and Stockholders' Equity
                                             March 31,                Dec. 31,
                                               2007                    2006
    Current liabilities:

      Accounts payable and accruals          $430,005                $312,962
      Progress billings                        47,687                  49,258

          Total current liabilities           477,692                 362,220

    Long-term debt                          1,389,939                 259,931
    Other liabilities                          18,615                   8,195
    Deferred income taxes                     151,028                   3,506

    Stockholders' equity:

      Common stock                                633                     633
      Additional paid-in capital               45,977                  44,225
      Retained earnings                       645,494                 638,209
      Treasury stock                         (520,227)               (520,227)
      Accumulated other comprehensive gain      4,399                   4,734

          Total stockholders' equity          176,276                 167,574

    Total liabilities and stockholders'
     equity                                $2,213,550                $801,426

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                      Quarter         Quarter
                                       Ended           Ended
                                      March 31,       March 31,          %
                                        2007            2006          Change

    Revenue                           $361,304        $247,646        + 45.9%

    Costs and expenses:
      Costs of products sold           279,017         185,269        + 50.6%
      Selling, general and
       administrative                   54,526          32,742        + 66.5%
      Amortization                         908             138       + 558.0%
          Total costs and expenses     334,451         218,149        + 53.3%

    Operating income                    26,853          29,497         - 9.0%

    Other expenses and income:
      Interest expense                  10,619           2,855       + 271.9%
      Other (income) and expenses       (2,178)         (1,354)       + 60.9%
          Total other expenses and
           (income)                      8,441           1,501       + 462.4%

    Earnings before income taxes        18,412          27,996        - 34.2%

    Income taxes                         7,179           9,938        - 27.8%

    Net earnings                       $11,233         $18,058        - 37.8%

    Net earnings per common share,
     diluted                           $  0.23         $  0.38        - 39.5%

    Weighted average shares
     outstanding, diluted               47,850          47,769         + 0.2%

    Supplementary Data
       Amortization                    $   908         $   138
      Depreciation                       6,498           3,539
      Capital expenditures               5,615           1,834

                          VALASSIS COMMUNICATIONS, INC.
                       Reconciliation of Non-GAAP Measures
                          Quarter Ended March 31, 2007
                                 (in thousands)

    Reconciliation of Operating Income to Adjusted EBITDA* and Cash Flow from Operations

    Operating Income - GAAP                                          $26,853

      Depreciation                                                     6,498
      Amortization                                                       908

    EBITDA                                                           $34,259

      Acquisition/litigation-related expenses                            905
      Stock-based compensation expense (SFAS No. 123R)                 1,753
      Amortization of customer contract incentive                      1,215
      Asset write-off charge                                           1,460

    Adjusted EBITDA                                                  $39,592

      Interest and other expense, net                                 (8,441)
      Income taxes                                                    (7,179)
      Acquisition/litigation-related expenses                           (905)
      Changes in operating assets and liabilities                     23,825

    Cash Flow from Operations                                        $46,892

    Reconciliation of Net Earnings to Adjusted Free Cash Flow*

    Net Earnings                                                     $11,233

      Depreciation                                                     6,498
      Amortization                                                       908
      Acquisition/litigation-related expenses                            905
      Stock-based compensation expense (SFAS No. 123R)                 1,753
      Amortization of customer contract incentive                      1,215
      Asset write-off charge                                           1,460
      Capital expenditures                                            (5,615)

    Adjusted Free Cash Flow                                          $18,357

      *We define adjusted EBITDA as net earnings before net interest and related expenses, income taxes, depreciation, amortization, acquisition/litigation-related expenses, stock-based compensation expense associated with SFAS No. 123R, amortization of a customer contract incentive and other non-cash charges. We define adjusted free cash flow as net earnings plus depreciation, amortization, stock-based compensation expense, acquisition/litigation-related expenses and other non-cash items, less capital expenditures. Adjusted EBITDA and adjusted free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA and adjusted free cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

      -- adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
      -- although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
      -- adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
      -- adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
      -- adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
      -- adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
      -- adjusted free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from adjusted free cash flow;
      -- adjusted free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt; and
      -- other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

      Because of these limitations, adjusted EBITDA and adjusted free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only as a supplement.

SOURCE  Valassis
    -0-                             05/03/2007
    /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374,
Fax, +1-734-591-4503, lauderbacks@valassis.com /
    /Web site:  http://www.valassis.com /
    (VCI)